Exhibit 10.1

EMPLOYMENT AGREEMENT

This employment agreement (the "Agreement") is entered into by and between Christopher L. Spohn ("you" or "your") and Zovio Inc., a Delaware corporation, (the "Company"). This Agreement has an effective date of April 30th, 2020 (the "Effective Date").

In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:

1.  Position and Responsibilities. As of the Effective Date, you will commence service as a full-time employee of the Company as the Company's Executive Vice President of Operations ("EVP of Operations"). As EVP of Operations, you will report directly to the Company's Chief Executive Officer ("CEO"). You will have the duties, responsibilities and authority that are customarily associated with such position and such other senior management duties as may reasonably be assigned by the CEO, in each case, in accordance with Company policy as set forth from time to time by the Company's Board of Directors (the "Board") and subject to the terms hereof. At the request of the Company, you will also serve as an officer and/or member of the board of directors of any Company affiliate and or institution, without additional compensation. You will devote substantially all of your business time and commit your best efforts to the Company's business. Nothing herein will preclude you from: (a) serving, with the prior written consent of the Company, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations; (b) engaging in charitable activities and community affairs; and (c) managing your personal investments and affairs; provided, however, that the activities set out in clauses (a), (b) and (c) will be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder. The Company hereby acknowledges your activities with and ownership in the entities identified in Exhibit A and consents to such activity and ownership for so long as such entities continue to be a non competing business with the Company.

2. Term. Your employment with the Company is at-will and either you or the Company may terminate your employment at any time and for any reason, with or without Cause (as defined below), in each case subject to the terms and provisions of this Agreement. Unless terminated earlier, this Agreement will extend through the two (2) year anniversary of the Effective Date ("Expiration Date"); provided, however, on the two (2) year anniversary of the Effective Date (and on each subsequent anniversary thereafter) the Expiration Date will automatically be extended by an additional year unless either party has provided written notice to the other party at least three (3) months before the applicable Expiration Date that such party will not agree to so extend the Agreement. The terms of Sections 8 through 17 will survive any termination or expiration of this Agreement or of your employment.

3. Salary, Bonus, Equity Incentives. For avoidance of doubt, the Board may delegate its authority and responsibilities under this Section 3 to a committee or sub-committee of members of the Board and all references in this Agreement to the "Board" shall be, as applicable, to the Board or committee or sub-committee thereof of the Board (e.g., the Compensation Committee of the Board).

Exhibit 10.1

(a) Base Salary. During your employment as EVP of Operations and while this Agreement is in effect, you will be paid an annual base salary of $525,000 (the "Base Salary") for your services as EVP of Operations, payable in the time and manner that the Company customarily pays its employees provided that you will receive pro-rata payments of Base Salary on at least a monthly basis. Your Base Salary will also be reviewed periodically by the Compensation Committee of the Board and may be increased by the Compensation Committee in its discretion or decreased with your written consent.

(b) Bonuses. During your employment as EVP of Operations and while this Agreement is in effect, you will be eligible to participate in any bonus programs as set forth by the Compensation Committee of the Board. In addition, during each Company fiscal year you will be eligible to earn an annual cash bonus based on performance objectives reasonably established by the Compensation Committee. Your annual target cash bonus amount will be equal to 115% of your Base Salary that is paid to you during the applicable fiscal year. The actual amount of the annual bonus paid to you, if any, will be determined by the Compensation Committee in its sole discretion and may be more or less than the target amount. Any such bonus will be paid to you during the first two and a half months of the fiscal year that follows the applicable performance fiscal year. Subject to Section 7(b)(iii), you must be employed by the Company through the date the annual bonus is paid in order to receive payment.

(c) Sign-On Equity Grant. If you commence employment with the Company on the Effective Date, you will receive sign-on restricted stock units with a grant date value of $200,000, with 25% of the restricted stock units vesting on the first anniversary of the grant date, 25% vesting on the second anniversary of the grant date, 25% vesting on the third anniversary of the grant date, and the remaining 25% of the restricted stock units vesting on the fourth anniversary of the grant date. The restricted stock units will be subject to the terms and conditions specified by the Compensation Committee of the Board, the Company's stock plan, the award agreement that you must execute as a condition of the grant and the Company's insider trading policy.

(d) Stock Options and Compensatory Equity.

(i) In addition to the sign-on restricted stock units described in Section 3(c), while you are an employee of the Company, you will be eligible to receive grants of stock options, restricted stock units, market stock units, and other forms of equity compensation awards (time and/or performance based, collectively the "Equity Awards"). Such Equity Awards, if any, will be made in the sole discretion of the Compensation Committee of the Board or sub committee thereof and will be subject to the terms and conditions specified by the Compensation Committee or sub-committee thereof, the Company's stock plan, the award agreement that you must execute as a condition of any grant and the Company's insider trading policy. If required by applicable law with respect to transactions involving Company equity securities, you agree that you will use your best efforts to comply with any duty that you may have to: (i) timely report any such transactions; and (ii) to refrain from engaging in certain transactions from time to time.

(ii) Your Equity Awards for the 2020 calendar year will have an approximate grant date value of $1,443,750 and will be subject to all the terms and conditions specified by the Compensation Committee or sub-committee thereof, the Company's stock plan, the award agreement(s) that you must execute as a condition of any grant and the Company's insider trading policy.

Exhibit 10.1

4. Expense Reimbursement; Relocation.

(a) Within six (6) months of the Effective Date you must relocate your primary residence from the Denver, Colorado metropolitan area to the Phoenix, Arizona metropolitan area. To assist with this transition, you are eligible for the relocation benefits described in the Company's Executive Relocation Policy dated July 16, 2019, as such policy may be amended from time to time; provided, that, the temporary living benefit described in the Policy will be available to you for up to four (4) months following the Effective Date.

(b) Subject to Section 11 below, during your employment as EVP of Operations and while this Agreement is in effect, you will be reimbursed for all reasonable business expenses (including, but without limitation, travel expenses) upon the properly completed submission of requisite forms and receipts to the Company in accordance with the Company's Expense Reimbursement Policy.

5. Change of Control.

(a) Definition. For purposes of this Agreement, a "Change of Control" will have the meaning set forth in the then applicable Company stock plan.

(b) Limitation on Payments. In the event that it is determined that any payment or distribution of any type to or for your benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Code or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then such payments or distributions or benefits will be payable either:

(i) in full; or

(ii) as to such lesser amount which would result in no portion of such payments or distributions or benefits being subject to the Excise Tax.

You will receive the greater, on an after-tax basis, of (i) or (ii) above. In the event that clause (ii) above applies, and a reduction is required to be applied to the Total Payments, the Total Payments will be reduced by the Company in the following order: (1) payments and benefits due under Sections 7(b)(i) and (ii) will be reduced (if necessary, to zero) in such order with amounts that are payable first reduced first; provided, however that in all events such payments which are not subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") will be reduced first; (2) payments and benefits due in respect of any options to purchase shares of common stock of the Company will be reduced second; (3) payments and benefits due in respect of any fully valued Equity Awards (i.e., restricted stock or restricted stock units) for which an election under Section 83(b) of the Code has not been made will be reduced third and (4) payments and benefits due in respect of any fully valued Equity Awards (i.e., restricted stock or restricted stock units) for which an election under Section 83(b) of the Code has been made will be reduced fourth. Notwithstanding anything to the contrary herein, in all events, you will have no right, power or discretion to determine the reduction of payments and/or benefits hereunder and any such reduction will be structured in a manner intended to comply with Section 409A of the Code.

Exhibit 10.1

Unless you and the Company agree otherwise in writing, any determination required under this Section 5(6) will be made in writing by a qualified independent accountant selected by the Company (the "Accountant") whose determination will be conclusive and binding. You and the Company will furnish the Accountant such documentation and documents as the Accountant may reasonably request in order to make a determination. The Company will bear all costs that the Accountant may reasonably incur in connection with performing any calculations contemplated by this Section 5(6).

6. Employee Benefit Programs. During your employment with the Company, and except as may be provided under an employee stock purchase plan, you will be entitled to participate, on the same terms as generally provided to senior executives, in all Company employee benefit plans and programs at the time or thereafter made available to Company senior executive officers including, without limitation, any savings or profit sharing plans, deferred compensation plans, stock option incentive plans, group life insurance, accidental death and dismemberment insurance, hospitalization, surgical, major medical and dental coverage, vacation, sick leave (including salary continuation arrangements), long-term disability, holidays, ArmadaCare, and other employee benefit programs sponsored by the Company. The Company may amend, modify or terminate these benefits at any time and for any reason. You will also be indemnified to the fullest extent permitted by law, from and against any and all liability, loss, damages or expenses incurred as a result of, arising out of, or in any way related to, your service as an employee, officer, director or agent of the Company or a Company affiliate, in accordance with the Company's Certificate of Incorporation and bylaws. The Company will maintain a directors and officers liability insurance policy (including tail coverage) covering you in your capacity as an officer and director of the Company and any Company affiliate. The Company's obligation to indemnify you will survive termination of this Agreement.

7. Consequences of Termination of Employment. Unless the Company requests otherwise in writing, upon termination of your employment for any reason, you will be deemed to have immediately resigned from all positions as an officer (and/or director, if applicable) with the Company (and its affiliates and or institutions) as of your last day of employment (the "Termination Date"). Upon termination of your employment for any reason, you will receive payment or benefits from the Company covering the following: (i) all unpaid salary and unpaid vacation accrued through the Termination Date, (ii) any bonus amount that has been determined to have been earned with respect to a performance period that has ended on or prior to your termination of employment, but which remains unpaid; (iii) any payments/benefits to which you are entitled under the express terms of any applicable Company employee benefit plan, (iv) any unreimbursed valid business expenses for which you have submitted properly documented reimbursement requests, and (v) your then outstanding prior equity awards as governed by their applicable terms (collectively, (i) through (v) are the "Accrued Pay"). You may also be eligible for other post-employment payments and benefits as provided in this Agreement.

(a) For Cause. For purposes of this Agreement, your employment may be terminated by the Company for "Cause" as a result of the occurrence of one or more of the following:

(i) your conviction of, or a plea of guilty or nolo contendere to, a felony or other crime (except for misdemeanors which are not materially injurious to the business or reputation of the Company or a Company affiliate);

Exhibit 10.1

(ii) your willful refusal to perform in any material respect your duties and responsibilities for the Company or a Company affiliate or your failure to comply in any material respect with the terms of this Agreement and the Confidentiality Agreement (as defined in Section 8) and the policies and procedures of the Company or a Company affiliate at which you serve as an officer and/or director if such refusal or failure causes or reasonably expects to cause injury to the Company or a Company affiliate;

(iii) fraud or other illegal conduct in your performance of duties for the Company or a Company affiliate; or

(iv) any conduct by you that is materially injurious to the Company or a Company affiliate or materially injurious to the business reputation of the Company or a Company affiliate.

Prior to your termination for Cause, you will be provided with written notice from the Company describing in detail the conduct forming the basis for the alleged Cause and to the extent curable, a reasonable opportunity (of not less than 30 days or more than 90 days) to cure such conduct before the Company may terminate you for Cause. You have the right to present your case to the CEO, with assistance of your legal counsel before any termination for Cause is finalized by the Company. Any termination for "Cause" will not limit any other right or remedy the Company may have under this Agreement or otherwise. You will continue to receive the compensation and benefits provided by this Agreement during the period after you receive the written notice of the Company's intention to terminate your employment for Cause until such termination becomes effective.

In the event your employment is terminated by the Company for Cause you will be entitled only to your Accrued Pay and you will be entitled to no other compensation from the Company. In addition, you may be required to repay to the Company certain previously paid compensation in accordance with any Clawback Policy (as defined below) then in effect.

For avoidance of doubt, terminations of employment due to death or Disability, which are addressed in Section 7(d) below, are not terminations for Cause.

(b) Without Cause or for Good Reason. The Company may terminate your employment without Cause at any time and for any reason with notice or you may resign your employment for Good Reason (as defined below in Section 7(b)(v)) upon 30 days advance written notice (each a "Qualifying Termination"). If your employment is terminated due to a Qualifying Termination, then, subject to Sections 11 and 13 hereof, you will be eligible to receive the following subject to your timely compliance with Section 7(e) and further provided that no payments for such Qualifying Termination will be made until on or after the date of a "separation from service" within the meaning of Code Section 409A:

(i) The Company will provide you with cash payments equal in the aggregate to one and one-half times the sum of your Base Salary and your annual target bonus. The cash payments provided by this subpart (i) will be paid to you in substantially equal installments payable bi-weekly over the 18-month period following your Termination Date, however, the first payment will be made within 15 days following the effective date of the Release (as defined below). This first payment will cover the period of time from the Termination Date through the end of the bi-weekly period immediately preceding such first payment;

(ii) The Company will reimburse you for a portion of the premiums you pay for group medical insurance while you are covered under a Company-sponsored group medical

Exhibit 10.1

insurance plan pursuant to Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state law ("COBRA"). Such reimbursement will be equal to the subsidy provided by the Company to active Company employees who participate in the same group medical insurance plan ("Reimbursed Subsidy"). You shall pay your share of any COBRA premiums with after-tax income and the Reimbursed Subsidy will be taxable to you for federal and state tax purposes. The Reimbursed Subsidy will be provided concurrently with COBRA continuation coverage, on a monthly basis for a period of 18 months so long as you elect continuation coverage within the time period prescribed by COBRA, provided, however, if the Company determines that it cannot provide the foregoing reimbursement without violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act or the Employee Retirement Income Security Act of I974, each as amended), the Company will in lieu thereof provide you with a lump sum taxable payment that is equal to 18 months' of the Reimbursed Subsidy amount, which payment will be paid to you regardless of whether you elect COBRA continuation coverage In all cases, the coverage (and/or reimbursements) provided in this subpart (ii) will immediately terminate if you are offered group medical insurance coverage in connection with your employment by another employer;

(iii) You will continue to be eligible to receive the bonus described in Section 3(b) for the completed fiscal year immediately preceding your termination of employment to the extent the bonus has not yet been paid, in such amount, if any, that the Board determines under Section 3(b);

(iv) If the Qualifying Termination occurs during the 24-month period after a Change of Control, then all of your outstanding and unvested Equity Awards that are to vest solely on continued service to the Company ("Time-Based Equity Awards") will become immediately fully vested as of your Termination Date; and

(v) For purposes of this Agreement, you may resign your employment from the Company for "Good Reason" within 90 days after the date that any one of the following events described in subparts (1) through (4) (any one of which will constitute "Good Reason") has first occurred without your written consent. Your resignation for Good Reason will only be effective if the Company has not cured or remedied the Good Reason event within 30 days after its receipt of your written notice (such notice will describe in detail the basis and underlying facts supporting your belief that a Good Reason event has occurred). Such notice of your intention to resign for Good Reason must be provided to the Company within 60 days of the initial existence of a Good Reason event. Failure to timely provide such written notice to the Company or failure to timely resign your employment for Good Reason means that you will be deemed to have consented to and waived the Good Reason event. If the Company does timely cure or remedy the Good Reason event, then you may either resign your employment without Good Reason or you may continue to remain employed subject to the terms of this Agreement.

(1) You have incurred a material diminution in your responsibilities, duties or authority, including without limitation a requirement that you report to any person or group of persons other than the CEO or Board;

(2) You have incurred a material diminution in your Base Salary or annual target bonus amount; or

(3) The Company has materially breached a material provision of this Agreement.

Exhibit 10.1

Subject to the express language in this Section 7(b) and Section 14, you will not be required to mitigate the amount of any payment or benefit contemplated by this Section 7(b), nor will any such payment or benefit be reduced by any earnings or benefits that you may receive from any other source. If any cash payments that are owed to you under this Agreement are not paid to you within 15 days of their due date, then the Company will additionally owe you interest on such late payments, payable on a monthly basis while any overdue amount is still outstanding, with interest accruing at the then prevailing prime rate, compounded monthly. For avoidance of doubt, this Section 7(b) does not apply to terminations of employment due to death or Disability which are addressed in Section 7(d).

(c) Voluntary Termination. In the event you voluntarily terminate your employment with the Company without Good Reason, you will be entitled to receive only your Accrued Pay. You will be entitled to no other compensation from the Company. You agree to provide the Company with at least 30 days advance written notice of your intention to resign without Good Reason. For avoidance of doubt, this Section 7(c) does not apply to terminations of employment due to death or Disability which are addressed in Section 7(d).

(d) Death or Disability. In the event your employment with the Company is terminated as a result of your death or Disability, then: (i) your estate will be entitled to receive your Accrued Pay, (ii) your then outstanding unvested Time-Based Equity Awards will become incrementally vested on an accelerated basis as if your Termination Date occurred one year later and with respect to Equity Awards that are stock options granted to you on or after the Effective Date, will remain exercisable by you until the earlier of one year following your Termination Date or the expiration of the originally scheduled term, (iii) your estate will be entitled to receive six monthly installment payments of your Base Salary commencing with the month after your death or Disability, as applicable, and (iv) your dependents will receive medical benefits (at the same level that they were receiving such coverage as of the Termination Date) paid by the Company for the six months following your Termination Date; provided, however, if the Company determines that it cannot provide the foregoing medical benefits without violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act or the Employee Retirement Income Security Act of 1974, each as amended), the Company will in lieu thereof provide your dependents with a lump sum taxable payment that is equal to six months Reimbursed Subsidy amount.

For purposes of this Agreement, "Disability" is defined to occur when you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(e) Release of Claims. As a condition to receiving (and continuing to receive) the payments and benefits provided in Section 7(b), you must (i) within not later than 60 days after your Termination Date (the "Release Deadline"), execute (and not revoke) and deliver to the Company a Release Of All Claims And Covenant Not To Sue agreement (the "Release") substantially in the form attached as Exhibit B hereto and (ii) remain in full compliance with such Release. The Company shall be entitled to make necessary revisions to the form of Exhibit B in connection with your separation of employment and then the Company will have the obligation to prepare and execute said Release and tender the Release to you within seven (7) days of your Termination Date. None of the payments and benefits provided in Section 7(b) will be paid or provided until the Release is effective and irrevocable and if the Release does not become effective and irrevocable by the Release Deadline, you will forfeit all rights to the

Exhibit 10.1

severance payments and benefits described in Section 7(b) of this Agreement. If the Release is effective and irrevocable on the Release Deadline, then, except as required by the following sentence and/or Section 11 below, any payments that would have been made to you during the 60-day period immediately following your separation from service will be paid to you on the first Company payroll period following the Release Deadline and any remaining payments will be made as provided in this Agreement. Additionally, and notwithstanding anything herein to the contrary, in the event that the time period within which you must return and not revoke the Release straddles 2 calendar years, in all events any payments under Section 7(b) will be made (or commence, as applicable) in the second such calendar year.

8. Proprietary Information and Inventions Agreement; Confidentiality. Your employment is contingent upon you signing the Company's standard form of proprietary information and inventions agreement ("Confidentiality Agreement").

9. Assignability; Binding Nature. Commencing on the Effective Date, this Agreement will be binding upon you and the Company and your respective successors, heirs, and assigns. This Agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this Agreement may be assigned or transferred except in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the Company's obligations under this Agreement contractually or as a matter of law. The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such purchase, succession or assignment had taken place. Your rights and obligations under this Agreement will not be transferable by you by assignment or otherwise provided, however, that if you die, all amounts then payable to you hereunder will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

10. Governing Law; Arbitration. This Agreement will be deemed a contract made under, and for all purposes will be construed in accordance with, the laws of Arizona. You and the Company agree that any controversy or claim relating to this Agreement or any breach thereof, and any claims you may have arising from or relating to your employment (or separation from employment) with the Company or that the Company may have against you arising from or relating to your employment with the Company, of any nature whatsoever, other than for workers' compensation, unemployment or disability benefits, will be settled solely and finally by binding arbitration in Maricopa County, Arizona before a single neutral arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association ("AAA") then in effect in the State of Arizona, which can be found at www.adr.org, and for which you can request a copy from the Company. This mutual agreement to arbitrate shall be governed for all legal purposes by the Federal Arbitration Act. You agree that any claim brought pursuant to this Agreement shall be brought in your individual capacity only, and not as a class, collective, or representative action and that the arbitrator has no power or authority to preside over a class, collective or representative action. Judgment upon the award, if any, rendered by the arbitrator may be entered in any court having jurisdiction thereof, provided that this Section 10 will not be construed to eliminate or reduce any right the Company or you may otherwise have to obtain a temporary restraining order or a preliminary or permanent injunction from a court of competent jurisdiction to

Exhibit 10.1

enforce any of the covenants contained in this Agreement before the matter can be heard in arbitration. The arbitrator shall issue written findings of fact and conclusions of law. YOU AND THE COMPANY UNDERSTAND THAT BY AGREEING TO BINDING ARBITRATION YOU AND THE COMPANY ARE GIVING UP YOUR RIGHTS TO TRIAL BY JURY OF ANY CLAIM EITHER MAY HAVE AGAINST EACH OTHER. The arbitrator shall have the authority to award either party for their reasonable and substantiated legal fees and costs incurred with respect to any claims upon which they prevail. You agree that nothing in this Agreement prevents you from making a report to or filing a charge with a federal, state, or local government agency and that nothing in this Agreement precludes your participation in an investigation by a government agency. However, after exhaustion of any such administrative procedures, any remaining issue or dispute between you and the Company shall be resolved exclusively pursuant to the terms of this Section 10.

11. Taxes. Notwithstanding anything herein to the contrary, all payments made by the Company hereunder to you or your estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. This Agreement is intended to be exempt from or comply with the requirements of section 409A of the Code and each provisions of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto. Nevertheless, the Company does not and cannot guarantee any particular tax effect or treatment of the amounts due under this Agreement. Accordingly, you remain solely liable for any adverse tax consequences imposed on you by Section 409A of the Code. In the event this Agreement or any benefit paid to you hereunder is deemed to be subject to Section 409A of the Code, you consent to the Company adopting such conforming amendments or taking such actions as the Company deems necessary, in its reasonable discretion, to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A. Notwithstanding any provision in the Agreement to the contrary, if upon your "separation from service" within the meaning of Code Section 409A, you are then a "specified employee" within the meaning of Code Section 409A, then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company will defer payment of "nonqualified deferred compensation" subject to Code Section 409A payable as a result of and within six months following such "separation from service" under this Agreement until the earlier of (a) the first business day of the seventh month following your "separation from service/' or (b) IO days after the Company receives valid confirmation of your death. Any such delayed payments will be made without interest. Additionally, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement will be subject to the following conditions: (i) the expenses eligible for reimbursement or in-kind benefits in one taxable year will not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (ii) the reimbursement of eligible expenses or in-kind benefits will be made promptly, subject to the Company's applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to the Plan or any Agreement be accelerated or subject to further deferral except as otherwise permitted or required pursuant to Section 409A of the Code and you do not have the right to make any election regarding the time or form of any payment due under this Agreement.

12. Entire Agreement. Except as otherwise specifically provided in this Agreement, this Agreement contains all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties.

Exhibit 10.1

13. Covenants.

(a) As a condition of this Agreement and to your receipt of any post- employment benefits, you agree that you will fully and timely comply with all of the covenants set forth in this Section 13(a) (which will survive your termination of employment and termination or expiration of this Agreement):

(i) You will fully comply with all obligations under the Confidentiality Agreement and further agree that the provisions of the Confidentiality Agreement will survive any termination or expiration of this Agreement or termination of your employment or any subsequent service relationship with the Company;

(ii) Within five days of the Termination Date, you will return to the Company all Company confidential information including, but not limited to, intellectual property, etc. and you will not retain any copies, facsimiles or summaries of any Company proprietary information;

(iii) You will not at any time during the period of your employment with the Company and during any period following your termination of employment, make (or direct anyone to make) any disparaging statements (oral or written) about the Company, or any of its affiliated entities, officers, directors, employees, stockholders, representatives or agents, or any of the Company's products or services or work-in-progress, that are harmful to their businesses, business reputations or personal reputations;

(iv) You agree that during the period of your employment with the Company and for one year after the Termination Date, you will not induce, solicit, recruit or encourage any employee of the Company to leave the employ of the Company which means that you will not (x) disclose to any person, entity or employer the backgrounds or qualifications of any Company employees or otherwise identify them as potential candidates for employment or (y) personally or through any other person recruit or otherwise solicit Company employees to work for you or any other person, entity, or employer. For the avoidance of doubt, your direct or indirect placement of a general advertisement for employment not targeted at any specific individual will not constitute a violation of this Section 13(a)(iv);

(v) You agree that during the period of your employment with the Company and for one year after the Termination Date, you will not, directly or indirectly, anywhere in the United States own (except ownership of less than 1% of any class of securities which are listed for trading on any securities exchange or which are traded in the over-the counter market), manage, control, participate in, consult with, render services for, be employed by, or in any manner engage in the operation of (x) a post-secondary education institution, (y) any business that develops or administers services, including, without limitation, online education technology services or administrative services, to institutions of higher education, or (z) any other enterprise or entity that provides products or services similar to those provided by the Company and its related entities prior to the Termination Date;

(vi) You agree that during the period of your employment with the Company and for one year after the Termination Date, you will not, directly or indirectly, contact or solicit business from any of the Company's customers, students, vendors, or suppliers, with whom you have had any contact or knowledge during the period of your employment;

(vii) You agree that during the period of your employment with the Company and thereafter, you will not utilize any trade secrets or proprietary information of the Company in

Exhibit 10.1

order to solicit, either on behalf of yourself or any other person or entity, the business of any client or customer of the Company, whether past, present or prospective. The Company considers the following, without limitation, to be its trade secrets and proprietary information: Financial information, administrative and business records, analysis, studies, governmental licenses, employee records (including but not limited to counts and goals), prices, discounts, financials, electronic and written files of Company policies, procedures, training, and forms, listing of students and students who applied or made an inquiry about any program and any student data, student records, written or electronic work product that was authored, developed, edited, reviewed or received from or on behalf of the Company during period of employment, Company developed technology, software, or computer programs, process manuals, products, business and marketing plans and or projections, Company sales and marketing data, Company technical information, Company strategic plans, Company financials, enrollment lists, total student enrollment, enrollment goals, vendor affiliations, proprietary information, technical data, trade secrets, know-how, copyrights, patents, trademarks, intellectual property, and all documentation related to or including any of the foregoing; and

(viii) You agree that, upon the Company's request and without any payment therefore, you will reasonably cooperate with the Company (and be available as necessary but such cooperation will not interfere with new employment) after the Termination Date in connection with any matters involving events that occurred during your period of employment with the Company.

(b) You also agree that you will fully and timely comply with all of the covenants set forth in this Section 13(b) (which will survive your termination of employment and termination or expiration of this Agreement):

(i) You will fully pay off any outstanding amounts owed to the Company no later than their applicable due date or within 30 days of your Termination Date (if no other due date has been previously established);

(ii) Within five days of the Termination Date, you will return to the Company all Company property including, but not limited to, computers, cell phones, pagers, keys, business cards, etc.;

(iii) Within 30 days of the Termination Date, you will submit any outstanding expense reports to the Company;

(iv) As of the Termination Date, you will no longer represent that you are an officer, director or employee of the Company and you will immediately discontinue using your Company mailing address, telephone, facsimile machines, voice mail and e-mail; and

(v) You will provide written notice to the Company within three business days after the date that you have agreed to accept new full or part time employment or agreed to provide consulting or other services to another entity or venture during the period during which you are receiving severance benefits under Section 7(b).

(c) You acknowledge that (i) upon a violation of any of the covenants contained in Section 13 of this Agreement or (ii) if the Company is terminating your employment for Cause as provided in Section 7(a), the Company would as a result sustain irreparable harm, and, therefore, you agree that in addition to any other remedies which the Company may have, the Company will be entitled to seek equitable relief from a court of competent jurisdiction

Exhibit 10.1

including specific performance and injunctions restraining you from committing or continuing any such violation; and

(d) The compensation and benefits provided pursuant to this Agreement may be subject to the Company's compensation recoupment policy or policies (and related Company practices) that may be adopted by the Company and in effect from time-to-time, including, but not limited to, any policy or policies that may be adopted in response to applicable law (each, a "Clawback Policy"). By signing this Agreement you agree to fully cooperate with the Company in assuring compliance with such policies and the provisions of applicable law, including, but not limited to, promptly returning any compensation subject to recovery by the Company pursuant to such Clawback Policies and applicable law.

14. Offset. Any severance or other payments or benefits made to you under this Agreement may be reduced, in the Company's discretion, by any amounts you owe to the Company or as will be needed to satisfy any future co-payments you would need to make for continuing post-termination benefits, provided however that any such offsets do not violate Code Section 409A.

15. Notice. Any notice that the Company is required to or may desire to give you will be given by personal delivery, recognized overnight courier service, email, telecopy or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice that you are required or may desire to give to the Company hereunder will be given by personal delivery, recognized overnight courier service, email, telecopy or by registered or certified mail, return receipt requested, addressed to the Company's General Counsel at its principal office, or at such other office as the Company may from time to time designate in writing. The date of actual delivery of any notice under this Section 15 will be deemed to be the date of delivery thereof.

16. Waiver; Severability. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Company in writing. No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. Except as expressly provided herein to the contrary, failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

17. Voluntary Agreement. You acknowledge that you have been advised to review this Agreement with your own legal counsel and other advisors of your choosing and that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney and other advisors and have not asked (or relied upon) the Company or its counsel to represent you or your counsel in this matter. You further represent that you have carefully read and understand the scope and effect of the provisions of this Agreement and that you are fully aware of the legal and binding effect of this Agreement. This Agreement is executed voluntarily by you and without any duress or undue influence on the part or behalf of the Company.

Exhibit 10.1

Exhibit 10.1

Please acknowledge your acceptance and understanding of this Agreement by signing and returning it to the undersigned. A copy of this signed Agreement will be sent to you for your records.

ACKNOWLEDGED AND AGREED:

Zovio Inc	Christopher L. Spohn

/s/ Andrew Clark	/s/ Chris L. Spohn
BY: Andrew Clark
TITLE: Founder, President and CEO

Exhibit 10.1

EXHIBIT A

• None

Exhibit 10.1

EXHIBIT B

RELEASE OF ALL CLAIMS AND COVENANT NOT TO SUE PURSUANT TO AGREEMENT

1. PARTIES. The parties to this Release of All Claims and Covenant Not to Sue Pursuant to Agreement are Christopher L. Spohn ("Executive") and Zovio Inc., a Delaware corporation, (the "Company").

2. RECITALS. This Release is made with reference to the following facts:

Executive and Company are parties to an Employment Agreement dated March [DATE], 2020 (the "Employment Agreement"). That Employment Agreement provides that Executive must execute a general release and covenant not to sue within not later than 60 days after Executive's Termination Date (as defined in the Employment Agreement) in order for Executive to receive any severance payment and benefits under the Employment Agreement. Effective as of [insert last day of employment], Executive will incur a "separation from service" pursuant to Section 7(b) of the Employment Agreement and this Release is the general release and covenant not to sue required by Section 7(e) of the Employment Agreement.

This Release is the general release and covenant not to sue required by the Employment Agreement.

3. EXECUTIVE'S PROMISES. In consideration for the promises and payments contained in the Employment Agreement, Executive agrees as follows:

3.1 Executive hereby covenants not to sue and also waives, releases and forever discharges Company, its parent company, divisions, subsidiaries, officers, directors, agents, employees, stockholders, affiliates and successors from any and all claims, causes of action, damages or costs of any type Executive may have against Company or its current and former parent company, divisions, subsidiaries, officers, directors, employees, agents, stockholders, successors or affiliates (the "Released Parties") including without limitation those arising out of or relating to Executive's employment with Company, or Executive's separation from employment (if separated by such date). This waiver and release includes, but is not limited to, claims, causes of action, damages or costs arising under or in relation to Company's employee handbook and personnel policies, or any oral or written representations or statements made by officers, directors, employees or agents of Company, or under any local, state or federal law regulating wages, hours, compensation or employment, or any claim for breach of contract or breach of the implied covenant of good faith and fair dealing, or any claim for stock, stock options, warrants, or phantom stock or equity of any kind or any claim for wrongful termination, or any discrimination claim on the basis of race, sex, sexual orientation, gender, age, religion, marital status, national origin, physical or mental disability, medical condition, or any claim arising under the federal Age Discrimination in Employment Act ("ADEA''), the Equal Pay Act, the Pregnancy Discrimination Act, the Family Medical Leave Act, Title VII of the Civil Rights Act, the Fair Employment and Housing Act, and Business and Professions Code Section 17200, et seq, the Americans with Disabilities Act, the Fair Labor Standards Act, the Genetic Information Non-Discrimination Act, the National Labor Relations Act, the Lilly Ledbetter Fair Pay Act, the Fair Credit Reporting Act, the False Claims Act, the Sarbanes-Oxley Act, Arizona statutory or common law, all laws regulating wages, hours, and working conditions, and federal statutory law, or any claim for severance pay, bonus, sick leave, disability, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, the Arizona Civil Rights Act, Arizona Employment Protection Act, the anti-

Exhibit 10.1

retaliation provisions of the Arizona Workers Compensation law, all Arizona state wage payment laws including the Arizona Wage Act, and the Older Workers Benefit Protection Act ("OWBPA"). Notwithstanding the foregoing, his Release does not release (a) claims that cannot be released as a matter of law, (b) claims arising after the effective date of this release including those under the Employment Agreement, (c) claims to enforce any of Executive's rights to post-termination benefits under Section 7 of the Employment Agreement, (d) claims for indemnification pursuant to Section 6 of the Employment Agreement or under any directors and officers liability insurance policy, or (e) claims to enforce any of Executive's vested benefits under any employee benefit or equity plan of the Company. Nothing in this Release shall limit in any way Executive's right under applicable state laws to file or pursue any workers' compensation claim. Nothing in this Release shall be construed as prohibiting Executive from making a claim with, cooperating with, or participating in any manner in any investigation of a charge or complaint by any local, state, or federal agency (including, without limitation, the Equal Employment Opportunity Commission or the Securities and Exchange Commission), or from making any disclosures that are protected under the whistleblower provisions of local, state or federal law or regulation (including, without limitation, Rule 21F of the Exchange Act). However, Executive acknowledges that by signing this Release he waives any claim or right to receive damages or compensation on the basis of any such charge, complaint or investigation.

3.2 Executive has not suffered nor aggravated any known on-the-job injuries for which Executive has not already filed a Workers' Compensation claim.

3.3 Executive agrees that nothing in this Release will be construed as an admission of liability of any kind by Company to Executive.

4. CONSULTATION, REVlEW, AND REVOCATION. In accordance with the ADEA as amended by the OWBPA, Executive is advised to consult with an attorney before signing this Release. Executive acknowledges that this Section and this Release is written in a manner calculated to be understood by Executive. The release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date Executive signs this Release. Executive is given a period of 21 days in which to consider whether to enter into this Release. Executive does not have to utilize the entire 21-day period before signing this Release, and may waive this right. Executive understands and agrees that this Release will be automatically withdrawn by the Company if Executive does not accept and deliver this Release to the Company within the 21-day period. If Executive does enter into this Release, he may revoke the Release within seven (7) days after the execution of the Release. In the event this Release is revoked, Executive understands that this Release will be null and void, and he will not be entitled to receive the severance payments and benefits specified in Section 7(b) of the Employment Agreement. Any revocation must be in writing and must be received by the General Counsel of the Company no later than midnight of the seventh day after execution by Executive. The Release is not effective or enforceable until after this seven (7) day period has passed without revocation. Executive hereby acknowledges and agrees that he is knowingly and voluntarily waiving and releasing Executive's rights and claims in exchange for consideration (something of value) in addition to anything of value to which he is already entitled.

5. MISCELLANEOUS.

5.1 This Release will be deemed to have been executed and delivered within the State of Arizona, and the rights and obligations of the parties hereunder will be construed and enforced in accordance with, and governed by, the laws of the State of Arizona. Executive and

Exhibit 10.1

the Company agree that any controversy or claim relating to this Release or any breach thereof, and any claims Executive may have arising from or relating to Executive's employment with the Company (or separation from employment) or that the Company may have against Executive arising from or relating to his employment with the Company, of any nature whatsoever, other than those prohibited by law or for workers' compensation, unemployment or disability benefits, will be settled solely and finally by binding arbitration in Maricopa County, Arizona before a single neutral arbitrator in accordance with the provisions of Section 10 of the Employment Agreement.

5.2 This Release and the Employment Agreement (and any agreements referenced therein) represent the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Release may be amended only by an agreement in a writing signed by the parties.

5.3 This Release is binding upon and will inure to the benefit of the parties hereof, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, parent company, assigns, heirs, partners, successors in interest and stockholders, including any successor company of the Company.

5.4 Executive agrees that he has read this Release and has had the opportunity to ask questions, seek counsel and time to consider the terms of the Release. Executive has entered into this Release freely and voluntarily.

5.5 This Release will be deemed a contract made under, and for all purposes will be construed in accordance with, the laws of Arizona. The parties agree that any dispute or controversy arising from or related to this Release will be decided by final and binding arbitration as provided in the Employment Agreement.

5.6 The execution date of this Release is the date that Executive signs this Release.

5.7 Executive acknowledges that Executive has had the opportunity to fully review this Release and, if Executive so chooses, to consult with counsel, and is fully aware of Executive's rights and obligations under this Release and the Employment Agreement.

5.8 Executive acknowledges and hereby affirms his obligations under Section 13 the Employment Agreement and hereby acknowledges that nothing in this Release shall release Executive from his obligations pursuant to Section 13 of the Employment Agreement including, without limitation, obligations regarding confidential and proprietary information, the Company' s intellectual property rights, non-disparagement, and non-solicitation.

5.9 Executive acknowledges and hereby affirms his consent to, and understanding of, the tax and Code Section 409A related provisions set forth in Section 11 of the Employment Agreement and the application of such provisions to the payments described above.

5.10 In the event any portion of this Release is determined to be invalid or unenforceable for any reason, the remaining portions will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

By signing this Release before the 21-day period described in Section 4 expires, Executive waives Executive's right under the ADEA and the OWBPA to 21 days to consider the

Exhibit 10.1

terms of this Release. In any case, however, Executive retains the right to revoke this Release within seven (7) days, as described above in Section 4.

Christopher L. Spohn ("Executive")	Zovio Inc. (Company")

By: /s/ Andrew Clark
/s/ Chris L. Spohn	Its: Founder, President and CEO
Date: April 1, 2020	Date: 4-1-2020